Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

This Amendment is entered into as of June 17, 2009 by and among Arctic Cat Inc., a Minnesota corporation (the “Borrower”), Arctic Cat Sales Inc., a Minnesota corporation, Arctic Cat Production LLC, a Minnesota limited liability company, Arctic Cat Production Support LLC, a Minnesota limited liability company, and Arctic Cat Shared Services LLC, a Minnesota limited liability company (the “Guarantors”), and Wells Fargo Bank, National Association, a national banking association, as the Administrative Agent, Issuing Lender and sole Lender under the Credit Agreement described below (in such capacities, the “Bank”).

The Borrower and the Bank have entered into a Credit Agreement dated August 29, 2008, as amended by a First Amendment to Credit Agreement dated March 31, 2009, and a Second Amendment to Credit Agreement dated June 1, 2009 (as so amended, the “Credit Agreement”) setting forth the terms on which the Bank would make advances to and issue letters of credit for the account of the Borrower.

Pursuant to their Guaranty dated August 29, 2008 (together with all amendments, modifications and restatements thereof, the “Guaranty”), the Guarantors have guarantied the payment and performance of all obligations of the Borrower arising under the Credit Agreement and related documents.

Pursuant to a Security Agreement dated August 29, 2008 (together with all amendments, modifications and restatements thereof, the “Security Agreement”), the Borrower and the Guarantors have granted the Bank a security interest in substantially all of their personal property.

The Borrower has asked the Bank to extend and increase the revolving line of credit provided under the Credit Agreement, and the Bank is willing to do so on the terms and subject to the conditions set forth herein.

ACCORDINGLY, in consideration of the mutual covenants contained in this Amendment and in the other documents described herein, the parties hereby agree as follows:

1.           Definitions.

As used in this Amendment, capitalized terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

2.           Amendments

(a)           Amended Definitions. The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their entirety to read, respectively, as follows:

“Aggregate Revolving Commitment Amount” means $60,000,000 being equal to the sum of the Revolving Commitments, as any such amount may be reduced from time to time pursuant to Section 2.8 or amendment in accordance with this Agreement.

“Borrowing Base” means, at any time, the lesser of:

(a)           the Aggregate Revolving Commitment Amount, and

(b)           the sum of

(i)            60% of Eligible Receivables Value,

(ii)           during each period described below, the lesser of (A) the amount in column 1 opposite such period, or (B) the percentage of Eligible Finished Goods Value set forth in column 2 opposite such period:

Period	Column 1	Column 2

Third Amendment Date through July 31, 2009	$45,000,000	60%

August 1, 2009 through October 31, 2009	$40,000,000	50%

November 1, 2009 through November 30, 2009	$20,000,000	50%

December 1, 2009 and thereafter	$15,000,000	50%

(iii)          20% of Eligible Parts Value, and

(iv)          10% of Eligible Raw Materials Value.

“Covenant Calculation Date” means the last day of each calendar month.

“Dealer Finance Agreements” means (i) the Program Agreement dated January 20, 2003, between AC Sales and Textron Financial Corporation, and (ii) the Program Agreement dated May 1, 2007, between AC Sales and Textron Financial Canada Limited, and (iii) any other similar agreement reasonably acceptable to the Required Lenders, but not any amendment to or restatement of such agreements entered into without the prior written consent of the Required Lenders if such amendment or restatement would change the nature of the obligations of the Borrower or any Subsidiary thereunder in a manner adverse to the Borrower or such Subsidiary.

“Facility Termination Date” means March 31, 2010, or the earlier date of the termination of the Revolving Facility pursuant to Section 2.8 or 7.2.

“Floating Rate” means, at any time, an annual rate equal to the sum of (i) 375 basis points (3.75% per annum), and (ii) the greatest of:

(A)          the Base Rate;

(B)           the Federal Funds Rate, plus 50 basis points (0.50% per annum); or

(C)           the Daily One-Month LIBO Rate.

The Floating Rate shall change when and as the Base Rate, Federal Funds Rate or Daily One-Month LIBOR Rate changes.

“LIBO Rate Margin” means 650 basis points (6.50% per annum).

(b)           New Definitions. The following definitions are added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“Capital Expenditure” means any expenditure of money by the Borrower or its Subsidiaries for the purchase or construction of fixed assets or for the purchase or construction of any other assets, or for improvements or additions thereto, that are capitalized on the Borrower’s consolidated balance sheet; excluding, however, expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Covenant Computation Period” means, for any Covenant Calculation Date, the fiscal year-to-date period ending on such Covenant Calculation Date.

“Daily One-Month LIBO Rate” means, for any day, a rate equal to the LIBO Rate for a LIBO Rate Loan with a one-month Interest Period commencing on that date and assuming a LIBO Rate Margin of 250 basis points (2.50% per annum). For the purposes of this definition, the LIBO Rate as of any day shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of “LIBO Rate” hereunder, except that (x) if the day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period), and (y) if the day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to the preceding clause (x) for the most recent Business Day preceding such day.

“Pre-Tax Net Income” means, as of any Covenant Calculation Date, the consolidated net income of the Borrower and its Subsidiaries, before (a) income tax, (b) income from discontinued operations, (c) minority interests, (d) extraordinary gains and losses (net of tax effects) and (e) the effect of payment of the fee in Section 4 of the Third Amendment to this Agreement, all as determined in accordance with GAAP for the related Covenant Computation Period.

“Third Amendment Date” means June 17, 2009.

(c)          Unused Fee. The first sentence of Section 2.6(b) is amended to read as follows:

The Borrower will pay to the Administrative Agent, for the pro rata account of the Lenders, an ongoing Unused Fee (the “Unused Fee”) equal to 50 basis points (0.50% per annum) applied to the daily average amount by which (i) the sum of the Aggregate Revolving Commitment Amount exceeds (ii) the Revolving Facility Outstandings, from the date hereof to and including the Facility Termination Date, payable monthly in arrears on the last Business Day of each calendar month.

(d)           Automatic Reductions of Aggregate Revolving Commitment Amount. The table in Section 2.8(b) of the Credit Agreement is deleted and replaced with the table below:

Date	Amount
August 1, 2009	$55,000,000
September 1, 2009	$50,000,000
October 1, 2009	$45,000,000
November 1, 2009	$20,000,000
December 1, 2009	$15,000,000

(e)           Pre-Tax Net Income. The following new Section 5.9 is added to the Credit Agreement immediately after Section 5.8:

Section 5.9            Pre-Tax Net Income.

The Borrower will achieve Pre-Tax Net Income as of each Covenant Calculation Date at not less than the amount set forth below opposite such Covenant Calculation Date (numbers within parentheses are negative):

Covenant Calculation Date	Amount
June 30, 2009	$(17,500,000)
July 31, 2009	$(18,500,000)
August 31, 2009	$(1,800,000)
September 30, 2009	$7,800,000
October 31, 2009	$3,600,000
November 30, 2009	$8,800,000
December 31, 2009	$8,400,000
January 31, 2010	$4,100,000
February 28, 2010	$1,900,000
March 31, 2010	$(2,900,000)

(f)            Dealer Finance Agreements; Repurchase Payments. The following new Section 5.10 is added to the Credit Agreement immediately after Section 5.9:

Section 5.10         Dealer Finance Agreements; Repurchase Payments.

The Borrower and/or one or more of its Subsidiaries will at all times be party to one or more Dealer Finance Agreements. As of each Covenant Calculation Date shown below, the Borrower will not permit the aggregate payments made by the Borrower and its Subsidiaries on account of repurchase or similar obligations or liabilities under Dealer Finance Agreements during the related Covenant Computation Period, after deducting any payments received during such Covenant Computation Period on account of returned and repossessed goods that have been the subject of such obligations or liabilities, to exceed the amount opposite such Covenant Calculation Date:

Covenant Calculation Date	Amount
June 30, 2009	$3,300,000
July 31, 2009	$5,100,000
August 31, 2009	$8,100,000
September 30, 2009	$12,200,000
October 31, 2009	$17,100,000
November 30, 2009	$22,700,000
December 31, 2009	$31,600,000
January 31, 2010	$34,300,000
February 28, 2010	$43,300,000
March 31, 2010	$51,800,000

(g)           Capital Expenditures. The following new Section 6.13 is added to the Credit Agreement immediately after Section 6.12:

Section 6.13         Capital Expenditures.

The Borrower will not, and will not permit any Subsidiary to, make any Capital Expenditure if, after giving effect to such expenditure (i) the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during any Covenant Computation Period ending on any Covenant Calculation Date during any of the periods described below would exceed the amount set forth opposite such period:

Period	Amount
April 1, 2009 through August 31, 2009	$6,000,000
September 1, 2009 through November 30, 2009	$10,000,000
December 1, 2009 through March 31, 2010	$15,000,000

or (ii) the Borrower or that Subsidiary would fail to comply with any other covenant or agreement of the Borrower or that Subsidiary under the Loan Documents.

(h)           Reporting Requirements.

(i)            Section 5.1(c)(i) is amended by inserting, immediately before the final period of that Section, a comma and the following text:

together with a monthly review and recap prepared by Alliance Management or another independent consultant selected by the Borrower and agreeable to the Administrative Agent, comparing the Borrower’s actual monthly results reported in its income statement, balance sheet and cash flow to the monthly projections contained in the Borrower’s 2010 Business Plan dated June 10, 2009.

(ii)           Section 5.1(c) is amended by adding the following immediately after Section 5.1(c)(ii):

(iii)          Detailed agings of the accounts receivable and accounts payable of the Borrower and its Subsidiaries as at the end of such month.

(iii)          Section 5.1(n) is amended to read as follows:

(n)           On the third Business Day of every calendar month, a Borrowing Base certificate as of the end of the immediately preceding calendar month and on the fourteenth Business Day of every calendar month, a Borrowing Base certificate as of the eleventh Business Day of that month.

(iv)          The following new Section 5.1(p) is added to the Credit Agreement immediately after Section 5.1(o):

(p)           As soon as available and in any event within 30 days after the end of each fiscal quarter of the Borrower, a report showing all account debtors and corresponding amount owed to each, in form and substance reasonably satisfactory to the Administrative Agent.

(i)            Events of Default.

(i)           Section 7.1(d) of the Credit Agreement is revised to read as follows:

(d)           A default under any Dealer Finance Agreement, bond, debenture, note or other evidence of indebtedness of the Borrower or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument.

(ii)          Section 7.1(n) of the Credit Agreement is deleted.

(j)            Revolving Commitment. The amount, “$30,000,000”, in the table in Exhibit A to the Credit Agreement is hereby deleted, and the following is substituted therefor:

Third Amendment Date through July 31, 2009	$60,000,000
August 1, 2009 through August 31, 2009	$55,000,000
September 1, 2009 through September 30, 2009	$50,000,000
October 1, 2009 through October 31, 2009	$45,000,000
November 1, 2009 through November 30, 2009	$20,000,000
December 1, 2009 and thereafter	$15,000,000

(k)           Compliance Certificate. Exhibit C to the Credit Agreement is hereby deleted, and Exhibit C to this Amendment is substituted therefor.

(l)            Borrowing Base Certificate. Exhibit E to the Credit Agreement is hereby deleted, and Exhibit E to this Amendment is substituted therefor.

3.             Initial Borrowing Base Certificate.

The Borrower and Wells Fargo agree that the Borrowing Base Certificate submitted by the Borrower in connection with the closing of this Amendment and remaining in effect through July 6, 2009 (the “Initial Borrowing Base Certificate”), will be prepared using amounts for Eligible Receivables Value, Eligible Finished Goods Value, Eligible Parts Value and Eligible Raw Materials Value that the Borrower’s most-likely-case projections show will be in effect as of June 30, 2009. The Borrower’s representations and warranties in this Amendment and in the

Loan Documents are accordingly qualified to this extent. Each Borrowing Base Certificate submitted after the Initial Borrowing Base Certificate will reflect the actual Eligible Receivables Value, Eligible Finished Goods Value, Eligible Parts Value and Eligible Raw Materials Value as of the date as of which it is prepared.

4.           Amendment Fee.

Concurrently with the execution and delivery of this Amendment, the Borrower shall pay to the Bank an amendment fee in the amount of $600,000. Such fee is fully earned by the Bank’s execution and delivery of this Amendment.

5.           Representations and Warranties.

The Borrower and the Guarantors each hereby represent and warrant to each Lender Party as follows:

(a)           Each of the Borrower and each Guarantor has all requisite power and authority, corporate or otherwise, to execute and deliver this Amendment and to perform this Amendment and the Credit Agreement as amended hereby. This Amendment has been duly and validly executed and delivered to the Administrative Agent by the Borrower and the Guarantors, and this Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower and the Guarantors, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(b)           The execution, delivery and performance by the Borrower and the Guarantors of this Amendment, and the performance of the Credit Agreement as amended hereby, have been duly authorized by all necessary action (corporate or otherwise) and do not and will not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (other than consents and approvals that have been obtained and remain in full force and effect), (ii) violate the Organizational Documents of the Borrower or any Guarantor or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower or any Guarantor, or (iii) except where such breach or default would not have a Material Adverse Effect, result in a breach of or constitute a default under any indenture or agreement to which the Borrower or any Guarantor is a party, or by which the Borrower or any Guarantor or any property of the Borrower or any Guarantor may be bound or affected.

(c)           All of the representations and warranties contained in Article IV of the Credit Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be correct only as of such date.

6.             Conditions Precedent.

The amendments set forth in Section 2 are subject to the conditions precedent that, on or before the date hereof (or such later date as the Bank may approve in writing), the Borrower shall have delivered to the Bank each of the following, each in form and substance satisfactory to the Bank:

(a)           This Amendment, duly executed by the Borrower.

(b)           The amendment fee specified in Section 4.

(c)           A Borrowing Base Certificate as of June 30, 2009.

(d)           A signed copy of the opinion of counsel for the Borrower, addressed to the Administrative Agent and the Lenders, confirming the matters set forth in paragraphs (a) and (b) of Section 5 above, and such other matters as the Administrative Agent may request.

7.             Release.

The Borrower and the Guarantors each hereby waive, release, relinquish and forever discharge the Bank, and its past and present directors, officers, agents, employees, parents, subsidiaries, affiliates, insurers, attorneys, representatives and assigns, and each and all thereof (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies, and the execution of whatsoever kind, nature and/or description arising on or before the date hereof, including, without limitation, any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Borrower or any Guarantor ever had or now has or may claim to have against any of the Released Parties, with respect to any matter whatsoever, including, without limitation, the administration of the Loan Documents and the negotiations relating to this Amendment.

8.             WAIVER OF JURY TRIAL.

THE BORROWER, THE GUARANTORS AND THE BANK EACH IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE BORROWER, THE GUARANTORS AND THE BANK EACH REPRESENT TO EACH OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

9.             Payment of Costs.

The Borrower reaffirms its obligation under the Credit Agreement, and specifically agrees, to pay or reimburse the Bank on demand for all costs and expenses incurred by the Bank in connection with the Loan Documents, including but not limited to all fees and disbursements of legal counsel to the Bank, and specifically including all costs and expenses of the Bank, including attorneys’ fees, incurred in connection with the drafting and preparation of this Amendment and any related documents.

10.          Miscellaneous.

This Amendment sets forth the entire agreement of the parties with respect to the subject matter hereof. It cannot be waived, modified or amended except by a writing signed by the party against which enforcement is sought. Except as expressly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect. This Amendment shall be governed by the internal law of Minnesota. This Amendment shall be binding upon and shall accrue to the benefit of the parties and their successors and assigns. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Amendment, taken together, shall constitute but one and the same instrument.

Signature pages follow

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above-written.

ARCTIC CAT INC.

By	/s/ Timothy C. Delmore
Name:	Timothy C. Delmore
Title:	Chief Financial Officer

ARCTIC CAT SALES INC.

By	/s/ Timothy C. Delmore
Name:	Timothy C. Delmore
Title:	Chief Financial Officer

ARCTIC CAT PRODUCTION LLC

By	/s/ Timothy C. Delmore
Name:	Timothy C. Delmore
Title:	Chief Financial Officer

ARCTIC CAT PRODUCTION SUPPORT LLC

By	/s/ Timothy C. Delmore
Name:	Timothy C. Delmore
Title:	Chief Financial Officer

ARCTIC CAT SHARED SERVICES LLC

By	/s/ Timothy C. Delmore
Name:	Timothy C. Delmore
Title:	Chief Financial Officer

Signature page to Third Amendment to Arctic Cat Inc. Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and Lender

By	/s/ Jason D. Wells
Name:	Jason D. Wells
Title:	Assistant Vice-President

Signature page to Third Amendment to Arctic Cat Inc. Credit Agreement